FOR IMMEDIATE RELEASE Contact: Barbara K. Hembree

December 4, 2006 317.465.0445

bhembree@fhlbi.com

Senior Vice President, Chief Financial Officer at Federal Home

Loan Bank of Indianapolis Announces Retirement

Indianapolis, IN--Milton J. Miller II, Senior Vice President, Chief Financial Officer of the Federal Home Loan Bank of Indianapolis (FHLBI), has announced his retirement effective December 29, 2006. Mr. Miller is in his 28th year with the bank, having served in a leadership role throughout his career. Mr. Miller qualifies for the bank's early retirement incentive, which is available to all employees age 50 or over with 10 years of employment.

Mr. Miller began his career at the FHLBI in 1978 as a financial analyst and was named CFO in 1985. As Chief Financial Officer, Mr. Miller is responsible for the oversight and management of the credit, investment and treasury functions of the bank. Mr. Miller also played a major role in the successful development and implementation of the bank's Mortgage Purchase Program.

"I value the challenges and appreciate all the opportunities afforded me," said Miller. "As I join President & CEO Martin Heger and Senior Vice President Vince Cera in accepting the bank's early retirement offer, I would share that I have enjoyed working with them, the bank's staff, and our board of directors in furthering the bank's mission."

Mr. Heger stated that Mr. Miller's financial expertise was a major asset for the bank. "I am especially grateful to Mr. Miller for the role he played during the bank's registration efforts with the Securities and Exchange Commission," Mr. Heger said. "I believe Mr. Miller's financial knowledge and abilities proved to be one of the bank's major strengths over the years."

Since no other FHLBI named executive officer meets the early retirement eligibility requirements, no other named officer will be accepting the bank's offer.

Safe Harbor Statement

This document contains forward-looking statements concerning plans, objectives, goals, strategies, future events or performance, which are not statements of historical fact. The forward-looking statements contained in this release reflect our current beliefs and expectations. Actual results or performance may differ materially from what is expressed in the forward-looking statements. Readers are referred to the documents filed by us with the SEC, specifically reports on Form 10-K and Form 10-Q including risk factors that could cause actual results to differ from forward-looking statements. These reports are available at www.sec.gov

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The Federal Home Loan Bank of Indianapolis is one of 12 regional banks that make up the Federal Home Loan Bank System. FHLBanks are government-sponsored enterprises created by Congress to ensure access to low-cost funding for insured financial institutions, such as commercial banks, savings institutions, credit unions, and insurance companies. FHLBanks are privately capitalized and funded, and receive no Congressional appropriations.

The FHLBI promotes Building Partnerships, Serving Communities by serving as a wholesale source of funds for chartered financial institutions throughout Indiana and Michigan. For more information about the FHLBI, visit www.fhlbi.com.